Exhibit 10.5


                               HEADS OF AGREEMENT

THIS AGREEMENT is dated        10

BETWEEN:

ENTERTAINMENT WORLD LIMITED (ACN 006 222 395) a company incorporated in the State of Victoria and having its registered office situated at Suite 2.3, 320 St Kilda Road, Melbourne In the State of Victoria("EWL") of the one part

AND

NOSTRAD TELECOMMUNICATIONS INC. a company incorporated in Nevada and having its principal office at 583 Orchard Road, #14-02103, FORUM, Singapore("Nostrad) of the other part

RECITALS:

A. EWL (via its wholly owned subsidiaries Educational Media Australia Pty Lid and Learning Network Pty Lid) is in the business of producing and distributing educational films and videos, producing learning channels to pay tv operators and sourcing programming and product acquisition.

B. Nostrad is in the business of marketing, managing and operating Pay TV and wireless telephony services in Africa and Asia.

C. With the expertise of EWL and Nostrad they propose to establish a new entity to telecast two educational television channels into the Asian region using digital satellite and cable transmission ("the Business*).

IT HEREBY AGREED AS FOLLOWS:

1. EWL and Nostrad will incorporate a new business entity in Singapore to be called "ASIA LEARNING NETWORK PTE LTD", or such other variation as is agreed between the parties, ("ALN") to undertake the Business.

2. ALN's share capital will be in US dollars and the ordinary fully paid shares will be US$1.00 for each fully paid ordinary share ("Share").

3. At the time of incorporation of ALN, or soon thereafter, EWL and Nostrad will each be issued 500,000 Shares in ALN ("the ("the Interest"). The consideration to be paid by each of EWL and Nostrad for their acquisition of the Interest in ALN shall be US$500,000 represented by:

3.1 equitisation of each party's accrued capital expenditure on and In relation to the Business and ALN; and

3.2 an assignment of each party's intellectual property relating to ALN or the Business, which consideration will be deemed to be paid to ALN at the time of such allotment. The parties agree that save for this consideration, no further consideration shall be payable for the shares being allotted to either or both of EWL or Nostrad above.

4. in addition to, and simultaneously with, the issue of the 500,000 Shares to both EWL and Nostrad in Clause 3 above, they will each receive 1,500,000 share options exercisable at US$1.00 per Share ("Options"). The Options will expire seven (7) years after the date on which they are issued. The Options are exercisable as follows:

4.1 750,000 Options may be exercised at any time after ALN's first audited profitable year; and



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4.2 750,000 Options may be exercised at any time after ALN's cumulative returns, calculated on an EBIT basis, exceed US$8,000,000, provided that all of the Options may be exercised at any time if a full or partial takeover is made to the holders of shares in ALN. In these circumstances, ALN must forward a notice notifying each of EWL and Nostrad of the offer and from the date of such notification each of them may exercise their unexercised Options at any time up to completion of the full or partial takeover notwithstanding any other terms and conditions applicable to the Option.

5.   ALN will execute:

5.1 a five (5) year Management Agreement with Nostrad or its nominated subsidiary for the management and marketing of ALN's products and services throughout the Asian Region ("Territory"). The Management Agreement will provide among other things that:

     (a) ALN appoints Nostrad or its nominated subsidiary to excl usively provide it with the following services throughout the Territory..

     (i) market development of ALN Channels in the Territory., development of delivery platforms; development of marketing, promotion and distribution of ALN's Channels, educational network services and related franchises;

     (iv) development of customer/student care and support services:

     (v) development of complementary networks and technology integration; marketing and consumer research systems: development of advertising, list, marketing and sponsorship for ALN networks

ALN will, In consideration of the services provided by Nostrad under this document:

     (i) pay to Nostrad on a quarterly basis in advance the budgeted costs arising out of the provision of the services to ALN including:

     (A) Advertising and promotion costs as approved by the Parties bi annually;

     (B) Marketing and consumer research costs as agreed to by the Parties bi-annually;

     (C) All staff and overhead costs of Nostrad as agreed by the Parties on a bi-annual basis;

     (D) Customerlstudent care and support system which include call centre and service delivery platform development and operating costs,

which fees are to be reconciled against the actual fees for the quarter (backed by the relevant supporting documentation) within 14 days of the end of the relevant quarter:

Q 1) pay to Nostrad a management fee in respect of selected cost centres to be agreed upon at a rate equivalent to thirty-five per cent (35%) of the total amount of the selected cost centres on a quarterly basis in arrears within 14 days of the end of the relevant quarter;

(iii) make all payments to Nostrad by way of a telegraph transfer in cleared funds to the bank account nominated by Nostrad;



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     (c)  ALN will be responsible for all royalty or license payments in respect of any intellectual property including technology, computer software, commercial film footage, music, talent, research and information database used as part of any ALN delivery platform, technology integration as well as all marketing and promotion activities-, and

     (d) ALN will be responsible for all channel programming and educational network products and services provided that Nostrad contributes to these activities where reasonably required including the provision of marketing intelligence.

5.2 a five (5) year Channel Supply and Course Licensing Agreement with EWL's subsidiary Learning Network Pty Ltd ("LNET") in respect to the Horizon Learning Channel and Gateway Educational Channel and associated courses which will be the startup learning services to be offered by ALN throughout the Asian region. The Agreement will include the licensing of programs to be broadcast, exclusive programming service including the production and supply of logos and interstitials and the licensing and supply of courses, texts and ancillary materials. The Channel and Course Licensing Agreement will provide, among other things, as follows:

     (a) ALN appoints LNET exclusively to provide it with the services as set out in this document for the Territory; and

     (b) in consideration of payment of the fees referred to in paragraph (c) below and in further consideration of the exclusive agency granted to LNET under paragraph (a) above, LNET will provide the following services:

     (1) developing the corporate image of the Channel including corporate and Channel logos and trade marks which shall become the intellectual property of ALN;

     (ii) development  sourcing,   production,   acquisition  and  licensing  of
          Programs for the purpose of broadcasting same on the Channels, including the following services:

     (A)  dubbing and sub-tiding of Programs to be shown on the Channel.

     (B)  development of Program contents;

     (C)  production  of  Interstitials  for  broadcasting   during  or  between
          programs.,

     (D) developing Program Scheduling and providing hard copies of the Program Scheduling to meet censorship requirements, if any, in the Territory; and

     (E) provision to ALN, within reasonable time of a written request by ALN, copies of all release forms, consents, waivers, license, music cue sheets and all other contracts or authorities required in order to broadcast Programs an the Channel;

     OR) negotiating with local and international educational institutions and like bodies for the supply of Programs and courses for and on behalf of ALN;

     (iv) developing a system of franchised outlets for ALN through which it will provide educational services in the Territory;

     (v) provide, develop or procure and manage the provision of facilities, commonly described within the pay television industry as the 'play-out' and 'up-link', to enable the Channel to be telecast within the Territory in a suitable location approved by ALN; and

     (vi) provision of ongoing support in conjunction with operating the Channel



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          including  provision of  information  to  subscribers  of the Channel, educational institutions and other providers of similar services to promote the Channel generally.

     (c) ALN shall, in consideration of the services provided by LNET under this document:

     (i) pay to LNET on a quarterly basis in advance the budgeted costs arising out of the provision of the services to ALN including:

     (A) program acquisition and programming costs as approved by the parties bi-annually;

     (B) educational support costs of establishing and maintaining a franchise network of learning centres, maintaining relations with institutions and other educational providers as agreed to by the parties bi-annually:

     (C) all staffing and overhead costs of LNET as agreed by the parties on a bi-annual basis, which fees are to be reconciled against the actual fees for the quarter (backed by the relevant supporting documentation) within 14 days of the end of the relevant quarter;

     (i1) pay to LNET a management fee in respect of selected cost centres to be agreed upon at a rate equivalent to thirty-five per cent (35%) of the total amount of the selected cost centres on a quarterly basis in arrears within 14 days of the end of the relevant quarter;

          make all payments to LNET by way of a telegraph transfer in cleared funds to the bank account nominated by LNET;

     (d) ALN will be responsible for all royalty or license payments in respect of any intellectual property including technology, computer software, commercial film footage, music, talent research and information database used as part of any ALN delivery platform, technology integration as well as all marketing and promotion activities: and

     (e) ALN will be responsible for all marketing, promotion, advertising and publicity of the network provided that LNET contributes to these activities where reasonably required including the production of interstitials.

6. Each of EWL and Nostrad will enter into a Shareholders Agreement which will cover the following issues, among other things:

6.1 the appointment of two (2) directors by each party to the Board of Directors of ALN and one of them will be appointed chairman:

6.2 the formation of a management committee to develop the Business in accordance with the Business Plan (which is contained in Annexure A to this Heads of Agreement ("Business Plan")) and the directions of the Board;

6.3 provision for the remaining shareholders to purchase the share of any share holder wishing to sell h shares and leave the Business;

6.4  confidentiality provisions:

6.5  allocation of duties, company management and structure,

6.6  borrowing and fundraising by ALN;

67 a prohibition on any shareholder encumbering its shares in ALN without the prior written



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consent of all directors;

6.8  the company policy of ALN;

6.9 a dispute resolution procedure in relation to any dispute between the parties; and

6.10 such other terms and conditions usual for an agreement of this nature.

7. Irrespective of Clause 6.6 above, It Is the intention of the parties (as evidenced by the provisions of the Business Plan) to raise approximately US$16 million ("ALN Funding") on the basis of an investment memorandum developed and presented by EWL and Nostrad jointly. The ALN Funding will take the form of equity funding from qualified investors who may each only subscribe for up to 20% of the equity on offer except with the prior approval of the Board of ALN.

8. h is the intention of the parties that the Business shall remain in the ownership of ALN and will not be assigned, sold or transferred to any other entity without the consent of a simple majority of directors and shareholders in ALN, any such consent to be evidenced in writing.

9. The parties agree that they will develop and implement the Business in accordance with the Business Plan. Any substantial amendments, changes, or additions to the Business Plan must be agreed by a simple majority of the directors, which agreement must be evidenced in writing.

10. Every dispute, difference, claim or grievance arising between the parties concerning this Agreement or the duties, powers or liabilities of either party under this Agreement or with regard to the construction of any clause or any act or thing to be done in pursuance of any clause or arising out of anything contained in this Agreement whether during the continuance of this Agreement or upon or after its termination by act of either party or otherwise shall be referred.,

10.1 first to a mediator appointed by agreement between the parties and failing agreement by a mediator appointed by the President for the time being of the Law Institute of Singapore; and then

10.2 if the matter cannot be resolved with a mediator appointed under Clause 10(a), by a single arbitrator in accordance with the provisions of International Arbitration.

The costs of the mediator or arbitrator appointed pursuant to this Clause shall be borne by the parties equally.

11. This Heads of Agreement shall be governed and construed in accordance with the laws of the State of Victoria, Australia and each of the parties agrees to submit to the non-exclusive jurisdiction of the Courts of the State of Victoria, Australia and the Courts having jurisdiction to hear appeals from that State.

12. The terms of this Heads of Agreement are binding on the parties and, upon execution by both parties of this Heads of Agreement, the parties will move to effect the Business Plan.

13. The parties agree that these Heads of Agreement supersede all previous memorandums, arrangements, agreements and understandings made between them in relation to its subject matter.

14. A notice required or permitted to be given by one party to another under M Agreement must be in writing and is treated as being duly given 9 h is transmitted by facsimile to that other party's facsimile number. A notice given to a party in accordance with M Clause is treated as having been duly given and received on the day of transmission (if a business day) or, if not a business day. on the next succeeding business day (if given by facsimile and sent to the facsimile receiver number of that party and no intimation having been received that the notice had not been received, whether that intimation comes from that party or from the operation of facsimile machinery or otherwise).



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For the purposes of this Clause,  the facsimile  number of a party is the number set out below or another number of which that party may from time to time give notice to each other party:

EWL -                                        +61.3.9699.4522
Attention:                                   Mr Harry Hill

Nostrad -                                    +65.7388.142

Attention:                                   Mr Lawrence Lim

is. No public announcement or communication relating to the negotiations of the parties or the existence, subject matter or terms of this letter may be made or authorised by or on behalf of either party without the prior consent of the other party except that the parties will jointly make such disclosures as are necessary to comply with any applicable law or requirement of any regulatory body (including any relevant stock exchange),

EXECUTED AS AN AGREEMENT

SIGNED BY
For and on behalf of ENTERTAINMENT WORLD LTD

SIGNED BY
          ----------------------------------------------

For and on behalf of NOSTRAD TELECOMMUNICATIONS INC